Exhibit 10.3

Execution Version

Employment Agreement

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 19, 2025 (the “Effective Date”), by and between John Schaible (the “Executive”) and AtlasClear Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive has heretofore been employed by the Company as its Executive Chairman;

WHEREAS, the Company desires to enter into this Agreement with the Executive in order to assure continuity of management and to reinforce and encourage the continued attention and dedication of Executive to his assigned duties; and

WHEREAS, the parties desire to set forth the continuing employment relationship between the Company and the Executive, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.             Term. The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 60 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.             Position and Duties.

2.1           Position. During the Employment Term, the Executive shall serve as the Executive Chairman of the Company, reporting to the board of directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Executive’s position. The Executive shall, if requested, also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation.

2.2           Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board, act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company in accordance with the Company’s conflict of interest policy in effect from time to time, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.             Place of Performance. The principal place of Executive’s employment shall be Denver, Colorado; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.             Compensation.

4.1           Base Salary. Effective as of the Effective Date, the Company shall pay the Executive an annual rate of base salary of $400,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly (as in effect from time to time, the “Base Salary”). The Base Salary shall be reviewed at least annually and increase to $450,000 in the Second Year and to $500,000 in the Third Year.

4.2           Signing Bonus. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, the Company will grant to Executive (i) a one-time cash signing bonus equal to $300,000, (ii) a one-time stock grant of 700,000 shares that will be granted at the signing of this contract, and (iii) a one-time stock grant of 286,842 shares that will be granted on July 1, 2026. The granted shares shall vest on June 30 (Company’s fiscal year end) following the year in which they were received herein.

4.3            Annual Bonus.

(a)           For each complete fiscal year of the Employment Term, provided the Company is profitable, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). The Annual Bonus will be determined at the discretion of the Board.

(b)           The Annual Bonus, if any, will be paid in the first regularly scheduled payroll date after the audited financial statements for the fiscal year to which the Annual Bonus relates are available, but in no event later than September 30th of the fiscal year immediately following the end of the applicable fiscal year to which the given Annual Bonus relates.

(c)           Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year that Annual Bonuses are paid.

4.4            Equity Awards.

(a)           With respect to each fiscal year of the Company ending during the Employment Term, the Executive shall be eligible to receive annual equity awards under the Equity Incentive Plan or any successor plan. All terms and conditions of such awards shall be governed by the terms and conditions of the Equity Incentive Plan and the applicable award agreements issued thereunder.

(b)           The Executive shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local income taxes required to be withheld with respect to the Common Stock Compensation and any award granted to the Executive under the Equity Incentive Plan. If the Executive shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Executive any federal, state or local taxes of any kind required by law to be withheld with respect to the Common Stock Compensation and any award granted to the Executive under the Equity Incentive Plan.

(c)           Performance-Based Stock Option Award. Upon the Company’s common stock trading price reaching any thresholds described in Exhibit “A” Executive shall be granted a stock award vesting over three (3) years, in accordance with Exhibit “A”.

4.5            Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.6            Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, insurance, practices, and programs maintained by the Company and its subsidiaries, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Notwithstanding anything to the contrary herein, during the Employment Term, the Company shall provide the Executive with life insurance coverage, health insurance, and the entire cost of all such employee benefits, fringe benefits and perquisites referenced in this Agreement shall be paid in full by the Company.

4.7            Vacation; Paid Time-Off. During the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation (which includes “personal” or “sick” days) per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Unused vacation days will accrue and may carry to the following year, subject to the terms of the Company’s vacation policy and applicable law. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.8            Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.9            Indemnification.

(a)           In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment thereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)           During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

4.10         Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.             Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1           For Cause or Without Good Reason.

(a)           The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)            any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures and subject to applicable law;

(ii)           reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)          such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b)           For purposes of this Agreement, “Cause” shall mean:

(i)            the Executive’s failure to comply with any valid and legal directive of the Board;

(ii)           the Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iii)          the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(iv)          the Executive’s commission of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v)           the Executive’s violation of a material policy of the Company;

(vi)          the Executive’s willful unauthorized disclosure of confidential information;

(vii)         the Executive’s material breach of any material obligation under the Employment Agreement or any other written agreement between the Executive and the Company; or

(viii)        any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material reputational or financial harm to the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board finding that the Executive has engaged in the conduct described in any of (i)-(viii) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(c)           For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)            a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)           a material reduction in the Executive’s Target Bonus opportunity;

(iii)          a relocation of the Executive’s principal place of employment by more than fifty (50) miles;

(iv)          any material breach by the Company of any material provision of the Employment Agreement or any material provision of any other agreement between the Executive and the Company; or

(v)           a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of the Employment Agreement.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within sixty-five (65) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2           Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability or the Company’s failure to renew the Agreement in accordance with Section 1). In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within forty-five (45) days following the Termination Date, or such period as otherwise provided by applicable law (such forty-five (45)-day period or other period as otherwise provided by applicable law, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a)           a lump sum payment equal to three (3) times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs, minus $300,000, which shall be paid within sixty (60) days following the Termination Date (or following the date such Release becomes effective); provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b)           a lump sum payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the calendar year in which the Termination Date (as determined in accordance with Section 5.6) occurs based on the Target Bonus and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives;

(c)           If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the maximum duration of COBRA continuation coverage, not to exceed the second anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(d)           The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Incentive Plan and the applicable award agreements; provided that, in accordance with the recommendations of a compensation consultant engaged by the Company as soon as practical following the Effective Date, this Agreement may be amended to include applicable terms notwithstanding the terms of the Equity Incentive Plan and the applicable award agreements.

5.3            Death or Disability.

(a)           The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)           If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)            the Accrued Amounts; and

(ii)           a lump sum payment equal to the Pro-Rata Bonus/Annual Bonus, if any, that the Executive would have earned for the calendar year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)           For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4           Change in Control Termination.

(a)           Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability or the Company’s failure to renew the Agreement in accordance with Section 1), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and his execution of a Release which becomes effective within the Release Execution Period, the Executive shall be entitled to receive the following:

(i)            a lump sum payment equal to three (3) times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within sixty (60) days following the Termination Date (or following the date such Release becomes effective); provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and

(ii)           a lump sum payment equal to the Executive’s Target Bonus for the calendar year in which the Termination Date (as determined in accordance with Section 5.6) occurs (or if greater, the year in which the Change in Control occurs), which shall be paid within sixty (60) days following the Termination Date (or following the date such Release becomes effective); provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

(b)           If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the two (2)-year anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(c)           The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Incentive Plan and the applicable award agreements; and that all granted equity awards will immediately become fully vested provided that, in accordance with the recommendations of a compensation consultant engaged by the Company as soon as practical following the Effective Date, this Agreement may be amended to include applicable terms notwithstanding the terms of the Equity Incentive Plan and the applicable award agreements.

(d)           For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)            one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)           one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of such corporation;

(iii)          a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)          the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

5.5           Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 255. The Notice of Termination shall specify:

(a)           The termination provision of this Agreement relied upon;

(b)           To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)           The applicable Termination Date.

5.6           Termination Date. The Executive’s “Termination Date” shall be:

(a)           If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)           If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)           If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)           If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to thirty (30) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e)           If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f)            If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7           Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.8           Section 280G.

(a)           If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this provision, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this provision shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b)           All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

5.9           Non-Solicitation. During the term of employment and for one (1) year after employment is terminated, Executive will not indirectly or directly solicit to hire, hire, or engage with any individual who is engaged as a consultant, contractor, or is employed by the Company, its subsidiaries or affiliates. The Executive will not interfere with the relationship between the Company, its subsidiaries or affiliates and any person engaged as a consultant or contractor employed by the Company, its subsidiaries or affiliates. The Executive will not solicit, divert, contact, or call upon institutional customers of the Company, its subsidiaries or affiliates with the intent of doing business.  The Executive will not solicit an institutional customer for a competing company and will not encourage an institutional customer to discontinue business with the Company, its subsidiaries or affiliates. The Executive will not interfere with the relationship between the Company and any of their manufacturers, suppliers, service providers, or any other individual with which the Company, its subsidiaries or affiliates does business

6.             Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7.             Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1           Confidential Information Defined.

(a)           Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)           Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of financial services, including, but not limited to, in respect of offering a platform for trading, clearing, settlement and banking of financial products with a focus on the small and middle market financial services firms. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)           Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Chief Executive Officer (“CEO”) or one of the CEO’s designees acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the CEO or one of the CEO’s designees acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO or one of the CEO’s designees.

(d)           Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i)            The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)             is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)              is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)           If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A)             files any document containing trade secrets under seal; and

(B)              does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

Nothing in this Agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity (including the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Commission, and any Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that Executive has made such reports or disclosures.

8.             Restrictive Covenants.

8.1            Acknowledgement. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual or artistic or other services he provides to the Company are unique, special, or extraordinary.

The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2            Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the twelve (12) months, to run consecutively, beginning on the last day of the Executive’s employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company (the “Restricted Period”), the Executive agrees and covenants not to engage in Prohibited Activity within any geographic territory in which the Company conducts business or has plans to conduct business.

For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of financial services, including, but not limited to, in respect of offering a platform for trading, clearing, settlement and banking of financial products with a focus on the small and middle market financial services firms. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO or one of the CEO’s designees.

8.3            Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, recruit, attempt to solicit or recruit, or induce the termination of employment of any employee of the Company during the Restricted Period.

8.4            Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during the Restricted Period, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective customers with whom the Executive had material contact during the Employment Term or for whom the Executive has Confidential Information for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

9.             Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO or one of the CEO’s designees.

10.           Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11.           Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.           Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the arbitration organization selected by the Company in its discretion and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties. Notwithstanding the foregoing, nothing herein shall prohibit the Company from seeking injunctive or other relief from a court of competent jurisdictions.

13.           Proprietary Rights.

13.1         Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2         Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3         Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

13.4          No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

14.           Security.

14.1          Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

14.2          Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

15.           Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. The Executive and the Company hereby knowingly, voluntarily and intentionally waive any right that the Executive or the Company (as applicable) may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

16.           Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17.           Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

18.           Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

19.           Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20.           Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21.           Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

22.           Section 409A.

22.1         General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

22.2         Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.3          Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)            the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)           any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)           any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22.4         Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

23.           Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

24.           Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25.           Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

AtlasClear Holdings, Inc.

2203 N. Lois Ave., Ste 814

Tampa, FL 33607

Attn: Craig Ridenhour

Telephone No.: +1-727-512-9631

E-mail: cridenhour@atlasclear.com

If to the Executive, to the address most recently on file in the payroll records of the Company.

26.           Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, understanding, or other legal obligation to which he is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer. The Executive acknowledges and agrees not to use or bring any information, including without limitation any confidential, proprietary, or trade secret information of any third party (including prior employers) in connection with performing any services for the Company.

27.           Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28.           Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29.           Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF his CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AtlasClear Holdings, Inc.

By	/s/ Thomas J. Hammond
Name:	Thomas J. Hammond
Title:	Chaiman Compensation Committee

EXECUTIVE

Signature:	John Schaible
Name:	John Schaible

1.

[Exhibit A for Employment Agreement John M. Schaible]

Exhibit A

Performance Based Stock Option Award

Upon the volume-weighted average trading price of the of the Company’s common stock reaching the thresholds as described below (subject to adjustment for any stock split, reverse split, recapitalization or similar transaction occurring prior to grant), the Executive shall be granted shares of restricted stock under the Equity Incentive Plan (or another shareholder-approved plan), as follows:

Tranche	Shares (% O/S)	30-Day VWAP Trigger
1	1%	$1.55
2	1%	$2.06
3	1%	$2.58
4	1%	$3.09
5	1%	$3.61

The grants of the shares are dependent upon and will consider:

•	Satisfaction of the 10-Day VWAP Trigger for each threshold.

•	Tranches shall vest over 3 years (one-third per year measured from each grant date, Year 1, 2, and 3)

•	Issuance of the Tranches require the Compensation Committee’s certification that the 10-day VWAP test is met,

•	If a higher-price tranche is achieved in accordance with the VWAP time frames, or by acquisition, all lower unearned tranches whose hurdles are below that price are deemed achieved on the same date.

•	Outstanding Shares (O/S) are basic shares outstanding immediately before the tranche-grant date, excluding treasury shares.

•	Any unvested portion would be forfeited on a For-Cause termination; settled shares remain subject to the Company’s clawback policies adopted pursuant to Exchange Act Rule 10D-1 and any similar rules. Shares otherwise due to an executive shall not be forfeit, even For Cause, until the dispute mechanisms described herein are fully processed.